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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        Pomeroy Computer Resources, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    731822102
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages
SEC 1745 (2/92)
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--------------------                                           -----------------
CUSIP No.  731822102                     13G                   Page 2 of 9 pages
--------------------                                           -----------------

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1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wanger Asset Management, L.P.  36-3820584
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                             (a)[ ]
                                                                     (b)[ ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES          ---------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                750,000
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING         ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                750,000
-------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            750,000
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                               [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

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--------------------                                           -----------------
CUSIP No.  731822102                     13G                   Page 3 of 9 pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                             (a)[ ]
                                                                     (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES          ---------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                750,000
      OWNED BY         ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING         ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                750,000
--------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            750,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                               [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

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Item 1(a)    Name of Issuer:

                      Pomeroy Computer Resources, Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices:

                      1020 Petersburg Road
                      Hebron, KY 41048

Item 2(a)    Name of Person Filing:

                      Liberty Wanger Asset Management, L.P. ("WAM")
                      WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")


Item 2(b)    Address of Principal Business Office:

                      WAM and WAM GP are both located at:

                      227 West Monroe Street, Suite 3000
                      Chicago, Illinois  60606


Item 2(c)    Citizenship:

                      WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)    Title of Class of Securities:

                      Common Stock

Item 2(e)    CUSIP Number:

                      731822102

Item 3       Type of Person:

                  (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.



                                Page 4 of 9 pages
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Item 4       Ownership (at December 31, 2002):

                  (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                        750,000

                  (b)   Percent of class:

                        5.8% (based on 12,846,761 shares outstanding as of November 1, 2002).

                  (c)   Number of shares as to which such person has:


                        (i)   sole power to vote or to direct the vote: none

                        (ii)  shared power to vote or to direct the vote:
                              750,000

                        (iii) sole power to dispose or to direct the disposition
                              of: none

                        (iv) shared power to dispose or to direct disposition of: 750,000

Item 5       Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                        Not Applicable

Item 8       Identification and Classification of Members of the Group:

                        Not Applicable

Item 9       Notice of Dissolution of Group:

                        Not Applicable


                                Page 5 of 9 pages
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Item 10     Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 9 pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2003


            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                        for itself and as general partner of
                                        LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                                Page 7 of 9 pages
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                                  Exhibit Index

Exhibit 1              Joint Filing Agreement dated as of
                       February 12, 2003 by and between Liberty
                       Wanger Asset Management, L.P. and WAM
                       Acquisition GP, Inc.


                                Page 8 of 9 pages